SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2009

CAPITOL BANCORP LTD.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On April 17, 2009, Capitol Bancorp Ltd. (“Capitol”) issued a press release announcing first quarter 2009 earnings.  A copy of this press release is attached as Exhibit 99.1 to this Item 2.02.

Item 8.01.  Other Events.

Capitol announces that it has elected to defer regularly scheduled quarterly interest payments on  Capitol’s junior subordinated debentures (“Debentures”).  The Debentures are owned by Capitol Trust I through XII (the “Trusts”) and were funded by the Trusts’ issuance of trust preferred securities (“Debt Securities”).  The total estimated annual interest that would be payable on the Debentures and the underlying Debt Securities, if not deferred, is approximately $14 million.

The terms of the Debentures and trust indentures (the “Indentures”) allow for Capitol to defer payment of interest on the Debt Securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the Indentures) has occurred and is continuing.  Capitol is not in default with respect to the Indentures, and the deferral of interest does not constitute an event of default under the Indentures.  While Capitol defers the payment of interest, it will continue to accrue the interest expense owed at the applicable interest rate.  Upon the expiration of the deferral, all accrued and unpaid interest is due and payable.  During the deferral period, Capitol may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock.  Suspension of the common stock dividend will conserve an additional $3.5 million on an annualized basis.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release of Capitol Bancorp Limited dated April 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2009	CAPITOL BANCORP LTD. (Registrant) /s/ Joseph D. Reid Joseph D. Reid Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release dated April 17, 2009

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